Exhibit 10.108

February 8, 2006

Mr. Richard Segil

14363 Trailwind Road

Poway, CA 92064

Dear Mr. Segil:

Path 1 Network Technologies, Inc. is a leader in broadcast quality video transport over IP technology. We are committed to developing world-class, cutting-edge products and to providing our employees a dynamic workplace that fosters innovation.

We are excited that you have expressed an interest in joining our team and believe your capabilities and professional aspirations match Path 1’s needs and high expectations. We are therefore pleased to make the following offer of employment.

Position:	Vice President, Marketing

Reporting to:	Thomas Tullie

Classification:	Full Time, Exempt

Base Salary:	You will receive a base salary of $7,500.00 per pay period (annualized rate of $180,000) in accordance with Path 1’s standard payroll cycle, which is currently semi-monthly.

Performance Bonus:	Provided that you meet achievement milestones established by the President and CEO, and subject to approval of the bonus pool and individual participation by the Board of Directors of Path 1 (the “Board”), you will be eligible to receive a performance bonus of up to a maximum of twenty-five percent (25%) of your Base Salary.

Stock Options:	Subject to Board approval, stock options on 70,000 shares of Common Stock with an exercise price at fair market value on the date of grant, vesting in sixteen (16) equal quarterly installments over a period of four (4) years in accordance with the Company’s 2000 or 2004 Stock Option/Stock Issuance Plans.

Restricted Stock:	Subject to Board approval, 30,000 restricted shares pursuant to the 2000 or 2004 Stock Option/Stock Issuance Plan. The restricted stock shall vest in sixteen (16) equal quarterly installments over a period of four (4) years.

Benefits:	As an employee of Path 1 you will be eligible to participate in the standard benefits programs for yourself and your eligible dependents. These benefits begin on the first of the month following your date of employment.

Paid Time Off:	In consideration of your position with Path 1, your PTO will accrue at the rate of 6.67 hours per pay period for a total of 160 hours or four (4) weeks per year.

Severance:	Three (3) months severance in the form of salary continuation in case of termination for any reason other than for cause, effective after ninety (90) days of employment. The severance will be paid only upon the signing of a Release of Claims by you. Subject to this severance arrangement, you shall be an “at-will” employee and your employment can be terminated at any time by Path 1.

Start Date:	February 9th, 2006

Offer Expiration Date:	February 9th, 2006

You must sign Path 1 Network Technologies’ Proprietary Information and Invention Agreement on your first day of employment. The benefits package consists of a choice of three medical care programs provided by PacifiCare with a contribution by the employee, company paid dental, vision, Life and LTD, and a chiropractic program which is paid for by employees if they wish to participate. We provide a holiday schedule that includes at least 11 assigned or floating holidays. We also offer a 401(k) plan and a Section 125 program.

The employment relationship between Path 1 Network Technologies, Inc. and its employees is for an unspecified term and may be terminated by the employee or Path 1 at any time, with or without cause or advance notice. This offer is not intended to create any contractual obligations that in any way conflict with the company’s policy of at-will employment. An employment agreement will be put in place with the intent that the terms of the agreement will co-exist with standard California at-will employment conditions.

This offer of at-will employment is contingent upon successful completion of appropriate proof of eligibility to work in the United States (please provide confirming information on your first day of work) and successful completion of the background check process.

This written offer of employment contains our complete offer. Any representations, whether written or oral, not contained in this letter are expressly cancelled and superseded by this offer.

Please sign and date the attached approval and acceptance and return to Human Resources.

Sincerely,

/S/ Thomas L. Tullie
Thomas L. Tullie President & CEO

I understand that employment with Path 1 Network Technologies Inc. is not for a specified term, and is at the mutual consent of the employee and the company. Accordingly, either the employee or the company can terminate the employment relationship at will, with or without cause, at any time. My signature below memorializes my full understanding and acceptance of this offer of employment.

Approved and Accepted

/S/ Richard Segil	February 9, 2006
Richard Segil	Date